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                                                               Exhibit-99.(a)(1)


                               RIVERSOURCE FUNDS'
                                 CODE OF ETHICS
                                       FOR
                PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

PURPOSE OF THE CODE; COVERED OFFICERS

This code of ethics ("Code") for the RiverSource Funds (collectively, "Funds," and each, "Fund") applies to the Funds' Principal Executive Officer and Principal Financial Officer (the "Covered Officers," each of whom is identified in Exhibit A) for the purpose of promoting, in connection with his or her duties:

     honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     full, fair, accurate, timely, and understandable disclosure in reports and documents that a Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Funds;

     compliance with laws and governmental rules and regulations applicable to the conduct of the Funds' business and their financial reporting;

     the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF
INTEREST

A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Funds.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment


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Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act
of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions, such as the purchase or sale of securities or other property, with the Funds because of their status as "affiliated persons" of the Funds. The compliance programs and procedures of the Funds and of Ameriprise Financial, Inc. and its affiliates ("Ameriprise") are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Funds and Ameriprise, of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties, whether formally for the Funds or for Ameriprise, or for both, be involved in establishing policies and implementing decisions that will have different effects on Ameriprise and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and Ameriprise and is consistent with the performance by the Covered Officers of their duties as officers of the Funds.

Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds.

         Each Covered Officer must:

                       not use his or her personal influence or personal
                           relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

                       not cause the Funds to take action, or fail to take
                           action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds; and

                       not use material non-public knowledge of portfolio
                           transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.


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DISCLOSURE AND COMPLIANCE

         Each Covered Officer
                       should familiarize himself or herself with the disclosure
                           requirements generally applicable to the Funds;

                       should not knowingly misrepresent, or cause others to
                           misrepresent, facts about the Funds to others, whether within or outside the Funds, including any member of the Board of Directors or Board of Trustees of any Fund ("Boards"), auditors, governmental regulators, and representatives of self-regulatory organizations;

                       should, to the extent appropriate within his or her area
                           of responsibility, consult with other officers and employees of the Funds and Ameriprise with the goal of promoting full, fair, accurate, timely, and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules, and regulations.

REPORTING AND ACCOUNTABILITY

         Each Covered Officer must:
                        i. upon adoption of the Code (or thereafter as
                           applicable, upon becoming a Covered Officer), affirm in writing to the Boards that he or she has received, read, and understands the Code;

                       ii. annually thereafter affirm to the Boards that he or
                           she has complied with the requirements of the Code;

                      iii. not retaliate against any other Covered Officer or
                           any employee of Ameriprise for reports of potential violations that are made in good faith; and

                         - notify the Funds' General Counsel promptly if he or
                           she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

APPLYING THE CODE

         The Funds' General Counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. Any approvals or waivers sought by a Covered Officers will be considered by each Board or appropriate committee of the Board.


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         The Funds' General Counsel

                      iv. shall notify the Boards whenever any evidence of a material violation has been reported, it being understood that the Funds' General Counsel may determine whether to provide such notice immediately or at the next meetings of the Boards based on the nature of the violation;

                      v. will take all appropriate action to investigate such reported violations;

                      vi.  shall make a determination after the investigation
                                        and if the Funds' General Counsel
                                            believes that no violation has
                                            occurred, the Boards will be so
                                            notified and no further action is
                                            required;

                                        if the Funds' General Counsel believes
                                            a violation has occurred, the matter
                                            shall be reported to the Boards or
                                            the committees of the Funds affected
                                            by the potential violation for
                                            further determination;

                                        if the Boards or the committees
                                            determine that a violation has
                                            occurred the Boards will consider
                                            appropriate action, which may
                                            include: a review of applicable
                                            policies and procedures; the
                                            appropriate modifications to such
                                            policies and procedures; the
                                            notification to appropriate
                                            personnel of the investment adviser
                                            or its board; or a recommendation to
                                            dismiss the Covered Officer;

                      will cause to be made such disclosures as are required by
                           SEC rules if any changes to or waivers of this Code is made by the Boards; and

                      shall maintain a record of each reported evidence of
                           material violation, the response thereto, and all related correspondence for a period of not less than 10 years.

OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds or Ameriprise govern or purport to govern the activities of the Covered Officers, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. Ameriprise's code of ethics under Rule 17j-1 under the Investment Company Act is a separate requirement applying to the Covered Officers and others, and is not



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part of this Code.

AMENDMENTS

         Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of each Fund's Board, including a majority of its independent directors.

Adopted: July 9, 2003; Amended: April 12, 2006




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                                    EXHIBIT A

Persons Covered by this Code of Ethics:


Patrick T. Bannigan
President

Jeffrey P. Fox
Treasurer